CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Approximately $15.2 Million of Additional Acquisitions at an Average Cap Rate of 9.5%

New York, New York, September 10, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today that it intends to acquire approximately $15.2 million of properties, exclusive of closing costs, consistent with its single tenant, medium term, corporate credit, net lease investment strategy. The acquisitions are in addition to the $5.6 million of properties under contract previously announced.

The properties under contract consist of three CVS pharmacies located in Georgia (Alpharetta and Vidalia) and Nashville, Tennessee and a Pilot Flying J travel center located in Carnesville, Georgia. The properties have an average remaining lease term of approximately 5.9 years and are priced at an average cap rate of 9.5%. The acquisitions would add two new tenants to the ARCP property portfolio, bringing the Company’s total number of discrete tenants to 16. These properties represent the second portion of the $25.0 million of acquisitions anticipated to close in the third quarter of 2012 included in the Company’s previously announced guidance.

“These additional properties under contract are indicative of our continuous execution of accretive acquisitions that allow us to grow earnings,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “With these properties, we continue to enhance our portfolio’s tenant mix while taking advantage of plentiful buying opportunities in the market consistent with our guidance model and our investment strategy.”

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Capital Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a medium-term basis generally to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.